UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C., 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*

                                  FUNDTECH LTD.
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                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)
                                   M4709510/0

                  --------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2004
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

     [_]  Rule 13d-1(c)

     [_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.         M4709510/0
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1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     AURA INVESTMENTS RESEARCH & DEVELOPMENT LTD.
     (IRS IDENTIFICATION NO. NOT APPLICABLE)
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2.   Check the Appropriate Box if a Member of a Group
     (a)  [_]
     (b)  [_]
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3.   SEC Use Only

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4.   Citizenship or Place of Organization
     STATE OF ISRAEL
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                      5.   Sole Voting Power
                           718,460 AT DECEMBER 31, 2004; 169,500
                           AS OF NOVEMBER 30, 2005
Number of             ----------------------------------------------------------
Shares Bene-          6.   Shared Voting Power
ficially by                -
Owned by Each         ----------------------------------------------------------
Reporting             7.   Sole Dispositive Power
Persons With:              718,460 AT DECEMBER 31, 2004; 169,500 AS
                           OF NOVEMBER 30, 2005
                      ----------------------------------------------------------
                      8.   Shared Dispositive Power
                           -
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9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     718,460 AT DECEMBER 31, 2004; 169,500 AS OF NOVEMBER 30, 2005
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [_]
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11.  Percent of Class Represented by Amount in Row (9)
     4.9% AT DECEMBER 31, 2004; 1.15% AS OF NOVEMBER 30, 2005
--------------------------------------------------------------------------------
12.  Type of Reporting Person
     CO
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ITEM 1.

     (a)  Name of Issuer

          FUNDTECH LTD.

     (b)  Address of Issuer's Principal Executive Offices

          12 HA'HILAZON STREET, 5TH FLOOR, RAMAT-GAN 52522, ISRAEL

ITEM 2.

     (a)  Name of Person Filing

          AURA INVESTMENTS RESEARCH & DEVELOPMENT LTD.

     (b)  Address of Principal Business Office or, if none, Residence

          9 HA'ARAD STREET, TEL-AVIV 69710, ISRAEL

     (c)  Citizenship

          ISRAELI COMPANY

     (d)  Title of Class Securities

          ORDINARY SHARES

     (e)  CUSIP Number

          M4709510/0


ITEM 3. NOT APPLICABLE


ITEM 4. OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned: 718,460 AT DECEMBER 31, 2004; 169,500 AS OF NOVEMBER 30, 2005

     (b) Percent of class: 4.9% AT DECEMBER 31, 2004; 1.15% AS OF NOVEMBER 30, 2005

     (c)  Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote 718,460 AT DECEMBER 31, 2004; 169,500 AS OF NOVEMBER 30, 2005.

          (ii) Shared power to vote or to direct the vote -.

          (iii) Sole power to dispose or to direct the disposition of 718,460 AT DECEMBER 31, 2004; 169,500 AS OF NOVEMBER 30, 2005.

          (iv) Shared power to dispose or to direct the disposition of -.


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

[X]

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



ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     NOT APPLICABLE

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     NOT APPLICABLE

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

     NOT APPLICABLE

ITEM 10. CERTIFICATION

     BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OF OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF THE SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                             NOVEMBER 30, 2005
                                             -----------------
                                                   Date


                                             -----------------
                                                 Signature


                                             BOAZ MISHOLI, C.E.O
                                             -----------------
                                               Name / Title




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